EXHIBIT 99.2
Item 8. Financial Statements and Supplementary Data
REPORT OF MANAGEMENT
HUBBELL INCORPORATED AND SUBSIDIARIES
Report on Management’s Responsibility for Financial Statements
     Our management is responsible for the preparation, integrity and fair presentation of its published financial statements. The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and include amounts based on informed judgments made by management.
     We believe it is critical to provide investors and other users of our financial statements with information that is relevant, objective, understandable and timely, so that they can make informed decisions. As a result, we have established and we maintain systems and practices and internal control processes designed to provide reasonable, but not, absolute assurance that transactions are properly executed and recorded and that our policies and procedures are carried out appropriately. Management strives to recruit, train and retain high quality people to ensure that controls are designed, implemented and maintained in a high-quality, reliable manner.
     Our independent registered public accounting firm audited our financial statements and the effectiveness of our internal control over financial reporting in accordance with Standards established by the Public Company Accounting Oversight Board (United States). Their report appears on the next page within the 2007 Annual Report on Form 10-K.
     Our Board of Directors normally meets at least five times per year to provide oversight, to review corporate strategies and operations, and to assess management’s conduct of the business. The Audit Committee of our Board of Directors (which meets approximately eleven times per year) is comprised of at least three individuals all of whom must be “independent” under current New York Stock Exchange listing standards and regulations adopted by the SEC under the federal securities laws. The Audit Committee meets regularly with our internal auditors and independent registered public accounting firm, as well as management to review, among other matters, accounting, auditing, internal controls and financial reporting issues and practices. Both the internal auditors and independent registered public accounting firm have full, unlimited access to the Audit Committee.
Management’s Annual Report on Internal Control over Financial Reporting
     Management is responsible for establishing and maintaining adequate systems of internal control over financial reporting as defined by Rules 13a-15(f) and 15d-15(f) under the Securities Exchange Act of 1934. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external reporting purposes in accordance with generally accepted accounting principles. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Management has assessed the effectiveness of our internal control over financial reporting as of December 31, 2007. In making this assessment, management used the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management concluded that our internal control over financial reporting was effective as of December 31, 2007.
     The effectiveness of our internal control over financial reporting as of December 31, 2007 has been audited by PricewaterhouseCoopers LLP, our independent registered public accounting firm as stated in their report which is included on the next page within the 2007 Annual Report on Form 10-K.

/s/ Timothy H Powers	/s/ David G. Nord
Timothy H. Powers	David G. Nord
Chairman of the Board,	Senior Vice President and
President & Chief Executive Officer	Chief Financial Officer

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Stockholders of Hubbell Incorporated:
     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of changes in shareholders equity and of cash flows present fairly, in all material respects, the financial position of Hubbell Incorporated and its subsidiaries (the Company) at December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2007 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the index appearing under Item 8 of Part II of the Hubbell Incorporated Form 10-K for the year ended December 31, 2007 (not presented herein) presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements and financial statement schedule, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Annual Report on Internal Control over Financial Reporting appearing under Item 8 of the Company’s Form 10-K for the year ended December 31, 2007. Our responsibility is to express opinions on these financial statements, on the financial statement schedule, and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.
     As discussed in Note 1 to the consolidated financial statements, the Company changed the manner in which it accounts for share-based compensation in 2006, and the manner in which it accounts for defined benefit pension and other postretirement plans effective December 31, 2006.
     A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
     Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
/s/ PricewaterhouseCoopers LLP
Stamford, Connecticut
February 22, 2008, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in reportable segments discussed in Notes 1, 3, 6 and 20 to the consolidated financial statements, as to which the date is May 28, 2008.

HUBBELL INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF INCOME

	Year Ended December 31
	2007	2006	2005
	(In millions except
	per share amounts)
Net sales	$2,533.9	$2,414.3	$2,104.9
Cost of goods sold	1,798.1	1,757.5	1,509.9

Gross profit	735.8	656.8	595.0
Selling & administrative expenses	436.4	415.6	357.9
Special charges, net	—	7.3	10.3

Operating income	299.4	233.9	226.8

Investment income	2.4	5.1	9.5
Interest expense	(17.6)	(15.4)	(19.3)
Other expense, net	—	(2.1)	(1.3)

Total other expense	(15.2)	(12.4)	(11.1)

Income before income taxes	284.2	221.5	215.7
Provision for income taxes	75.9	63.4	50.6

Net income	$208.3	$158.1	$165.1

Earnings per share
Basic	$3.54	$2.62	$2.71

Diluted	$3.50	$2.59	$2.67

Average number of common shares outstanding
Basic	58.8	60.4	61.0

Diluted	59.5	61.1	61.8

Cash dividends per common share	$1.32	$1.32	$1.32

See notes to consolidated financial statements.

HUBBELL INCORPORATED AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET

	At December 31,
	2007	2006
	(Dollars in millions)
ASSETS
Current Assets
Cash and cash equivalents	$77.5	$45.3
Short-term investments	—	35.9
Accounts receivable, net	332.4	354.3
Inventories, net	322.9	338.2
Deferred taxes and other	55.2	40.7

Total current assets	788.0	814.4
Property, Plant, and Equipment, net	327.1	318.5
Other Assets
Investments	39.2	0.3
Goodwill	466.6	436.7
Intangible assets and other	242.5	181.6

Total Assets	$1,863.4	$1,751.5

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Short-term debt	$36.7	$20.9
Accounts payable	154.0	160.5
Accrued salaries, wages and employee benefits	58.6	49.2
Accrued insurance	46.7	42.8
Dividends payable	19.2	19.9
Other accrued liabilities	104.3	89.0

Total current liabilities	419.5	382.3
Long-Term Debt	199.4	199.3
Other Non-Current Liabilities	161.9	154.4

Total Liabilities	780.8	736.0

Commitments and Contingencies
Common Shareholders’ Equity
Common Stock, par value $.01
Class A — authorized 50,000,000 shares, outstanding 7,378,408 and 8,177,234 shares	0.1	0.1
Class B — authorized 150,000,000 shares, outstanding 50,549,566 and 52,001,000 shares	0.5	0.5
Additional paid-in capital	93.3	219.9
Retained earnings	962.7	827.4
Accumulated other comprehensive income (loss)	26.0	(32.4)

Total Common Shareholders’ Equity	1,082.6	1,015.5

Total Liabilities and Shareholders’ Equity	$1,863.4	$1,751.5

See notes to consolidated financial statements.

HUBBELL INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS

	Years Ended December 31,
	2007	2006	2005
	(Dollars in millions)
Cash Flows From Operating Activities
Net income	$208.3	$158.1	$165.1
Adjustments to reconcile net income to net cash provided by operating activities:
(Gain) Loss on sale of assets	(0.7)	0.9	(5.4)
Depreciation and amortization	60.2	55.4	50.4
Deferred income taxes	(3.7)	11.4	6.4
Non-cash special charges	—	3.1	1.9
Stock-based compensation	12.7	11.8	0.7
Changes in assets and liabilities:
Decrease (increase) in accounts receivable	27.8	(30.7)	(16.9)
Decrease (increase) in inventories	24.2	(86.3)	(13.2)
Increase in current liabilities	42.1	13.3	2.0
Changes in other assets and liabilities, net	(3.1)	14.0	17.7
Tax benefit from equity-based awards	(6.9)	(6.0)	—
Contributions to defined benefit pension plans	(28.4)	(7.7)	(31.6)
Other, net	2.7	2.6	7.0

Net cash provided by operating activities	335.2	139.9	184.1

Cash Flows From Investing Activities
Acquisition of businesses, net of cash acquired	(52.9)	(145.7)	(54.3)
Proceeds from disposition of assets	5.1	0.6	14.6
Capital expenditures	(55.9)	(86.8)	(73.4)
Purchases of available-for-sale investments	(41.2)	(153.2)	(293.0)
Proceeds from sale of available-for-sale investments	38.6	296.0	356.9
Purchases of held-to-maturity investments	—	(0.4)	—
Proceeds from maturities/sales of held-to-maturity investments	—	21.4	17.2
Other, net	0.6	1.4	1.6

Net cash used in investing activities	(105.7)	(66.7)	(30.4)

Cash Flows From Financing Activities
Commercial paper borrowings, net	20.9	15.8	—
Borrowings of other debt	—	5.1	29.6
Payment of other debt	(5.1)	(29.8)	(1.2)
Payment of senior notes	—	—	(100.0)
Payment of dividends	(78.4)	(80.1)	(80.6)
Acquisition of common shares	(193.1)	(95.1)	(62.7)
Proceeds from exercise of stock options	48.0	38.5	32.8
Tax benefit from equity-based awards	6.9	6.0	—
Other, net	0.4	—	—

Net cash used in financing activities	(200.4)	(139.6)	(182.1)

Effect of exchange rate changes on cash	3.1	1.1	(0.9)

Increase (decrease) in cash and cash equivalents	32.2	(65.3)	(29.3)
Cash and cash equivalents
Beginning of year	45.3	110.6	139.9

End of year	$77.5	$45.3	$110.6

See notes to consolidated financial statements.

HUBBELL INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

	For the Three Years Ended December 31, 2007, 2006 and 2005 (in millions, except per share amounts)
						Accumulated
						Other
	Class A	Class B	Additional			Comprehensive	Total
	Common	Common	Paid-In	Retained	Unearned	Income	Shareholders’
	Stock	Stock	Capital	Earnings	Compensation	(Loss)	Equity
Balance at December 31, 2004	$0.1	$0.5	$280.7	$664.5	$—	$(1.5)	$944.3

Net income				165.1			165.1
Minimum pension liability adjustment, net of related tax effect of $1.4						(2.2)	(2.2)
Translation adjustments						(7.5)	(7.5)
Unrealized loss on investments, net of tax						(0.3)	(0.3)
Unrealized loss on cash flow hedge, net of $0.1 of amortization, net of tax						0.7	0.7

Total comprehensive income							155.8
Issuance of restricted stock			8.3		(8.3)		—
Amortization of restricted stock					0.3		0.3
Issuance of common shares under compensation arrangements			0.3				0.3
Exercise of stock options, including tax benefit of $7.8			40.6				40.6
Acquisition of common shares			(62.7)				(62.7)
Cash dividends declared ($1.32 per share)				(80.5)			(80.5)

Balance at December 31, 2005	$0.1	$0.5	$267.2	$749.1	$(8.0)	$(10.8)	$998.1

Net income				158.1			158.1
Minimum pension liability adjustment, net of related tax effect of $1.3						2.1	2.1
Translation adjustments						12.4	12.4
Change in unrealized loss on investments, net of tax						0.3	0.3
Unrealized gain on cash flow hedge including $0.1 of amortization, net of tax						0.4	0.4

Total comprehensive income							173.3
Benefit plan adjustment to initially apply SFAS No. 158, net of tax of $19.7						(36.8)	(36.8)
Reversal of unearned compensation upon adoption of SFAS No. 123(R)			(8.0)		8.0		—
Stock-based compensation			11.9				11.9
Exercise of stock options			38.5				38.5
Tax benefits from stock plans			6.0				6.0
Acquisition/surrender of common shares			(95.7)				(95.7)
Cash dividends declared ($1.32 per share)				(79.8)			(79.8)

Balance at December 31, 2006	$0.1	$0.5	$219.9	$827.4	$—	$(32.4)	$1,015.5

Net income				208.3			208.3
Adjustment to pension and other benefit plans, net of tax of $27.3						44.9	44.9
Translation adjustments						14.1	14.1
Unrealized gain on investments, net of tax						0.2	0.2
Unrealized gain on cash flow hedge including $0.1 of amortization, net of tax						(0.8)	(0.8)

Total comprehensive income							266.7
Adjustment to initially apply FIN 48				4.7			4.7
Stock-based compensation			12.7				12.7
Exercise of stock options			48.0				48.0
Tax benefits from stock plans			6.9				6.9
Acquisition/surrender of common shares			(194.2)				(194.2)
Cash dividends declared ($1.32 per share)				(77.7)			(77.7)

Balance at December 31, 2007	$0.1	$0.5	$93.3	$962.7	$—	$26.0	$1,082.6

See notes to consolidated financial statements.

HUBBELL INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 1 — Significant Accounting Policies
   Principles of Consolidation
     The Consolidated Financial Statements include all subsidiaries; all significant intercompany balances and transactions have been eliminated. The Company has one active joint venture which is accounted for using the equity method. In 2007, the Company entered into a new joint venture, Hubbell Asia Limited, whose principal objective is to manage a wholly owned foreign manufacturing company in the People’s Republic of China beginning in 2008. The Company has contributed $2.5 million for a 50% interest in the joint venture which has been consolidated in accordance with the provisions of FIN 46, “Consolidation of Variable Interest Entities”.
     During the first quarter of 2008, the Company realigned its internal organization and operating segments. This reorganization included combining the electrical products business (included in the Electrical segment) and the industrial technology business (previously its own reporting segment) into one operating segment. This combined operating segment is part of the Electrical reporting segment. Effective for the first quarter of 2008, the Company’s reporting segments consist of the Electrical segment and the Power segment. Accordingly, our historical segment financial information and related disclosures have been reclassified to reflect our current internal structure.
     Certain other reclassifications have been made in prior year financial statements and notes to conform to the current year presentation.
   Use of Estimates
     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts in the Consolidated Financial Statements and accompanying Notes to Consolidated Financial Statements. Actual results could differ from the estimates that are used.
   Revenue Recognition
     Revenue is recognized when title to the goods sold and the risk of loss have passed to the customer, there is persuasive evidence of a purchase arrangement, delivery has occurred or services are rendered, the price is determinable and collectibility is reasonably assured. Revenue is typically recognized at the time of shipment as the Company’s shipping terms are generally FOB shipping point. The Company recognizes less than one percent of total annual consolidated net revenue from post shipment obligations and service contracts, primarily within the Electrical segment. Revenue is recognized under these contracts when the service is completed and all conditions of sale have been met. In addition, within the Electrical segment, certain businesses sell large and complex equipment which requires construction and assembly and has long lead times. It is customary in these businesses to require a portion of the selling price to be paid in advance of construction. These payments are treated as deferred revenue and are classified in Other accrued liabilities in the Consolidated Balance Sheet. Once the equipment is shipped to the customer and meets the revenue recognition criteria, the deferred revenue is recognized in the Consolidated Statement of Income.
     Further, certain of our businesses account for sales discounts and allowances based on sales volumes, specific programs and customer deductions, as is customary in electrical products markets. These items primarily relate to sales volume incentives, special pricing allowances, and returned goods. Sales volume incentives represent rebates with specific sales volume targets for specific customers. Certain distributors qualify for price rebates by subsequently reselling the Company’s products into select channels of end users. Following a distributor’s sale of an eligible product, the distributor submits a claim for a price rebate. A number of distributors, primarily in the Electrical segment, have a right to return goods under certain circumstances which are reasonably estimable by affected businesses and have historically ranged from 1%-3% of gross sales. This requires us to estimate at the time of sale the amounts that should not be recorded as revenue as these amounts are not expected to be collected in cash from customers. The Company principally relies on historical experience, specific customer agreements and anticipated future trends to estimate these amounts at the time of shipment.

   Shipping and Handling Fees and Costs
     The Company records shipping and handling costs as part of Cost of goods sold in the Consolidated Statement of Income. Any amounts billed to customers for reimbursement of shipping and handling are included in Net sales in the Consolidated Statement of Income.
   Foreign Currency Translation
     The assets and liabilities of international subsidiaries are translated to U.S. dollars at exchange rates in effect at the end of the year, and income and expense items are translated at average exchange rates in effect during the year. The effects of exchange rate fluctuations on the translated amounts of foreign currency assets and liabilities are included as translation adjustments in Accumulated other comprehensive income within Shareholders’ equity. Gains and losses from foreign currency transactions are included in income of the period.
   Cash and Cash Equivalents
     Cash equivalents consist of investments with original maturities of three months or less. The carrying value of cash equivalents approximates fair value because of their short maturities. Within the Consolidated Statement of Cash Flow for the year ending December 31, 2005, the beginning of the year balance for cash and cash equivalents has been reclassified for book overdraft cash balances which have been reflected in Accounts payable in order to conform to the 2006 and 2007 presentation.
   Investments
     The Company defines short-term investments as securities with original maturities of greater than three months but less than one year. Investments in debt and equity securities are classified by individual security as either available-for-sale or held-to-maturity. Municipal bonds and variable rate demand notes are classified as available-for-sale investments and are carried on the balance sheet at fair value with current period adjustments to carrying value recorded in Accumulated other comprehensive income within Shareholders’ equity, net of tax. Other securities which the Company has the positive intent and ability to hold to maturity, are classified as held-to-maturity and are carried on the balance sheet at amortized cost. The effects of amortizing these securities are recorded in current earnings. Realized gains and losses are recorded in income in the period of sale.
   Accounts Receivable and Allowances
     Trade accounts receivable are recorded at the invoiced amount and generally do not bear interest. The allowance for doubtful accounts is based on an estimated amount of probable credit losses in existing accounts receivable. The allowance is calculated based upon a combination of historical write-off experience, fixed percentages applied to aging categories and specific identification based upon a review of past due balances and problem accounts. The allowance is reviewed on at least a quarterly basis. Account balances are charged off against the allowance when it is determined that internal collection efforts should no longer be pursued. The Company also maintains a reserve for credit memos, cash discounts and product returns which are principally calculated based upon historical experience, specific customer agreements, as well as anticipated future trends.
   Inventories
     Inventories are stated at the lower of cost or market value. The cost of substantially all domestic inventories (approximately 82% of total net inventory value) is determined utilizing the last-in, first-out (LIFO) method of inventory accounting. The cost of foreign inventories and certain domestic inventories is determined utilizing average cost or first-in, first-out (FIFO) methods of inventory accounting.
   Property, Plant, and Equipment
     Property, plant, and equipment values are stated at cost less accumulated depreciation. Maintenance and repair expenditures are charged to expense when incurred. Property, plant and equipment placed in service prior to January 1, 1999 are depreciated over their estimated useful lives, principally using accelerated methods. Assets placed in service subsequent to January 1, 1999 are depreciated over their estimated useful lives, using straight-line methods. Leasehold improvements are amortized over the shorter of their economic lives or the lease term. Gains and losses arising on the disposal of property, plant and equipment are included in Operating Income in the Consolidated Statement of Income.

   Capitalized Computer Software Costs
     Qualifying costs of internal use software are capitalized in accordance with Statement of Position 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use”. Capitalized costs include purchased materials and services and payroll and payroll related costs. General and administrative, overhead, maintenance and training costs, as well as the cost of software that does not add functionality to existing systems, are expensed as incurred. The cost of internal use software is amortized on a straight-line basis over appropriate periods, generally five years. The unamortized balance of internal use software is included in Intangible assets and other in the Consolidated Balance Sheet.
     Capitalized computer software costs, net of amortization, were $28.1 million and $38.2 million at December 31, 2007 and 2006, respectively. The Company recorded amortization expense of $10.9 million, $9.1 million and $5.6 million in 2007, 2006, and 2005, respectively, relating to capitalized computer software.
   Goodwill and Other Intangible Assets
     Goodwill represents costs in excess of fair values assigned to the underlying net assets of acquired companies. Indefinite-lived intangible assets and goodwill are subject to annual impairment testing using the specific guidance and criteria described in SFAS No. 142, “Goodwill and Other Intangible Assets”. This testing compares carrying values to estimated fair values and when appropriate, the carrying value of these assets will be reduced to estimated fair value. Fair values were calculated using a range of estimated future operating results and primarily utilized a discounted cash flow model. In the second quarter of 2007, the Company performed its annual impairment testing of goodwill. This testing resulted in fair values for each reporting unit exceeding the reporting unit’s carrying value, including goodwill. The Company performed its annual impairment testing of indefinite-lived intangible assets which resulted in no impairment. The Company’s policy is to perform its annual goodwill impairment assessment in the second quarter of each year unless circumstances dictate the need for more frequent assessments. Intangible assets with definite lives are being amortized over periods ranging from 7-30 years.
   Other Long-Lived Assets
     The Company evaluates the potential impairment of other long-lived assets when appropriate in accordance with the provisions of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. If the carrying value of assets exceeds the sum of the estimated future undiscounted cash flows, the carrying value of the asset is written down to estimated fair value. The Company continually evaluates events and circumstances to determine if revisions to values or estimates of useful lives are warranted.
   Income Taxes
     The Company operates within multiple taxing jurisdictions and is subject to audit in these jurisdictions. The IRS and other tax authorities routinely review the Company’s tax returns. These audits can involve complex issues which may require an extended period of time to resolve. The Company makes adequate provisions for best estimates of exposures on previously filed tax returns. Deferred income taxes are recognized for the tax consequence of differences between financial statement carrying amounts and the tax basis of assets and liabilities by applying the currently enacted statutory tax rates in accordance with SFAS No. 109, “Accounting for Income Taxes”. The effect of a change in statutory tax rates is recognized as income in the period that includes the enactment date. SFAS No. 109 also requires that deferred tax assets be reduced by a valuation allowance if it is more-likely-than-not that some portion or all of the deferred tax asset will not be realized. The Company uses factors to assess the likelihood of realization of deferred tax assets such as the forecast of future taxable income and available tax planning strategies that could be implemented to realize the deferred tax assets.
     On January 1, 2007, the Company adopted the provisions of FIN 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109”. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of the tax position taken or expected to be taken in a tax return. For any amount of benefit to be recognized, it must be determined that it is more-likely-than-not that a tax position will be sustained upon examination by taxing authorities based on the technical merits of the position. The amount of benefit to be recognized is based on the Company’s assertion of the most likely outcome resulting from an examination, including resolution of any related appeals or litigation processes. At adoption, companies are required to adjust their financial statements to reflect only those tax positions that are more-likely-than-not to be sustained. Details with respect to the impact on the Consolidated financial statements of these uncertain tax positions and the adoption are included in Note 13 — Income Taxes.

   Research, Development & Engineering
     Research, development and engineering expenditures represent costs to discover and/or apply new knowledge in developing a new product, process, or in bringing about a significant improvement to an existing product or process. Research, development and engineering expenses are recorded as a component of Cost of goods sold. Expenses for research, development and engineering were less than 1% of Cost of goods sold for each of the years 2007, 2006, and 2005.
   Retirement Benefits
     The Company maintains various defined benefit pension plans for some of its U.S. and foreign employees. Effective December 31, 2006, the Company adopted the provisions of SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106 and 132(R)”. SFAS No. 158 required the Company to recognize the funded status of its defined benefit pension and postretirement plans as an asset or liability in the Consolidated Balance Sheet. Gains or losses, prior service costs or credits, and transition assets or obligations that have not yet been included in net periodic benefit cost as of the end of the year of adoption are recognized as components of Accumulated other comprehensive income, net of tax, within Shareholders’ equity. The Company’s policy is to fund pension costs within the ranges prescribed by applicable regulations. In addition to providing defined benefit pension benefits, the Company provides health care and life insurance benefits for some of its active and retired employees. The Company’s policy is to fund these benefits through insurance premiums or as actual expenditures are made. The Company accounts for these benefits in accordance with SFAS No. 106 “Employers’ Accounting for Postretirement Benefits Other Than Pensions”. See also Note 11 — Retirement Benefits.
   Earnings Per Share
     Basic earnings per share is calculated as net income divided by the weighted average number of shares of common stock outstanding and earnings per diluted share is calculated as net income divided by the weighted average number of shares outstanding of common stock and common stock equivalents. See also Note 18 — Earnings Per Share.
   Stock-Based Employee Compensation
     On January 1, 2006, the Company adopted SFAS No. 123(R), “Share-Based Payment”. The standard requires expensing the value of all share-based payments, including stock options and similar awards, based upon the award’s fair value measurement on the grant date. SFAS No. 123(R) revises SFAS No. 123, “Accounting for Stock-Based Compensation”, and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”). SFAS No. 123(R) is supplemented by SEC SAB No. 107, “Share-Based Payment”. SAB No. 107 expresses the SEC staff’s views regarding the interaction between SFAS No. 123(R) and certain rules and regulations including the valuation of share-based payment arrangements. The Company adopted the modified prospective transition method as outlined in SFAS No. 123(R) and, therefore, 2005 amounts have not been restated. See also Note 17 — Stock-Based Compensation.
   Comprehensive Income
     Comprehensive income is a measure of net income and all other changes in Shareholders’ equity of the Company that result from recognized transactions and other events of the period other than transactions with shareholders. See also the Consolidated Statement of Changes in Shareholders Equity and Note 19 — Accumulated Other Comprehensive Income (Loss).
   Derivatives
     To limit financial risk in the management of its assets, liabilities and debt, the Company may use derivative financial instruments such as: foreign currency hedges, commodity hedges, interest rate hedges and interest rate swaps. All derivative financial instruments are matched with an existing Company asset, liability or proposed transaction. Market value gains or losses on the derivative financial instrument are recognized in income when the effects of the related price changes of the underlying asset or liability are recognized in income. Prior to the issuance in 2002 of $200 million, ten year non-callable notes, the Company entered into a forward interest rate lock to hedge its exposure to fluctuations in treasury rates, which resulted in a loss of approximately $1.3 million. This amount was recorded in Accumulated other comprehensive income within Shareholders’ equity and is being amortized over the life of the notes.

     During 2007 and 2006, the Company entered into a series of forward exchange contracts to purchase U.S. dollars in order to hedge its exposure to fluctuating rates of exchange on anticipated inventory purchases. These contracts, each for $1 million expire over the next 12 months through December 2008 and have been designated as cash flow hedges in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, as amended.
     As of December 31, 2007 and 2006, the Company had $0.8 million of unrealized cash flow hedge losses and $0.2 million of unrealized cash flow hedge gains, respectively, on foreign currency hedges and $0.6 million and $0.7 million, respectively, of unamortized losses on a forward interest rate lock arrangement recorded in Accumulated other comprehensive income. Amounts charged to income in 2007 and 2006 were immaterial.
   Recent Accounting Pronouncements
     In September 2006, the Financial Accounting Standards Board issued SFAS No. 157, “Fair Value Measurements”. SFAS No. 157 provides enhanced guidance for using fair value to measure assets and liabilities and expands disclosure with respect to fair value measurements. This statement is effective for fiscal years beginning after November 15, 2007. In February 2008, the FASB issued a final Staff Position to allow a one-year deferral of adoption of SFAS No. 157 for nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value in the financial statements on a non-recurring basis. However, companies still need to comply with SFAS No. 157’s recognition and disclosure requirements for financial assets and financial liabilities or for nonfinancial assets and nonfinancial liabilities that are measured at least annually. The Company does not anticipate that this standard will have any immediate material impact on its financial statements.
     In February 2007, the FASB issued SFAS No. 159 “The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115”. SFAS 159 provides companies with an option to report selected financial assets and liabilities at fair value. This statement is applicable to the Company on January 1, 2008. The Company does not plan to elect to report any selected financial assets or liabilities at fair value.
     In December 2007, the FASB issued SFAS No. 141(R) “Business Combinations”, which replaces SFAS No. 141. SFAS No. 141R establishes principles and requirements for how an acquirer in a business combination recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any controlling interest; recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS No. 141R is to be applied prospectively to business combinations for which the acquisition date is on or after an entity’s fiscal year that begins after December 15, 2008. The Company is currently evaluating the requirements of SFAS No. 141R and the impact that this standard will have on its financial statements.
     In December 2007, the FASB issued SFAS No. 160 “Noncontrolling Interests in Consolidated Financial Statements — an amendment to ARB No. 51”. SFAS No. 160 establishes accounting and reporting standards that require the ownership interest in subsidiaries held by parties other than the parent be clearly identified and presented in the consolidated balance sheet within equity, but separate from the parent’s equity; the amount of consolidated net income attributable to the parent and the noncontrolling interest be clearly identified and presented on the face of the consolidated statement of earnings; and changes in a parent’s ownership interest while the parent retains its controlling financial interest in its subsidiary be accounted for consistently. This statement will be applicable to the Company on January 1, 2009. The Company is currently evaluating the impact that this standard will have on its financial statements.
Note 2 — Special Charges
     Full year operating results in 2006 and 2005 include pretax special charges related to the lighting business integration and rationalization program. 2005 special charges also include final charges related to capacity reduction actions which resulted in a factory closure. The lighting business integration and rationalization program was substantially completed as of December 31, 2006. Any remaining costs in 2007 have been recorded as S&A expense or Cost of goods sold in the Consolidated Statement of Income. Both programs and all special charges for these years occurred within the Electrical segment.

     The following table summarizes activity by year with respect to special charges for 2006 and 2005, (in millions):

	CATEGORY OF COSTS
		Facility Exit
	Severance and	and	Asset	Inventory
Year/Program	Other Benefit Costs	Integration	Impairments	Write-Downs*	Total
2006
Lighting integration	$2.8	$1.6	$2.9	$0.2	$7.5

2005
Lighting integration	$5.7	$2.7	$1.2	$0.4	$10.0
Other capacity reduction	—	0.6	—	0.3	0.9

	$5.7	$3.3	$1.2	$0.7	$10.9

*	Recorded in Cost of goods sold
   Lighting Business Integration and Rationalization Program
     Charges in connection with the Program were the result of a series of actions related to the consolidation of manufacturing, sales, and administrative functions occurring throughout the commercial and industrial lighting businesses and the relocation of the manufacturing and assembly of commercial lighting fixture products to low cost countries.
     In 2006, Special charges totaled $7.5 million including $0.2 million of inventory write-downs reflected in Cost of goods sold. In total, $2.9 million of costs were expensed in connection with actions initiated during the year and $4.6 million incurred in 2006 related to actions initiated and announced in prior years. In the fourth quarter of 2006, an outdoor, commercial products plant closure was announced and charges were recorded related to asset impairments of $2.4 million and severance and benefits of $0.5 million, including a pension curtailment charge. In total, approximately 100 people were affected by this announcement, all of which left the Company as of the end of the first quarter of 2007. The severance costs were recorded over the service period of the affected employees. The fixed asset write-downs represent (1) a reduction in the carrying value of a building to fair market value and (2), machinery and equipment write-downs to salvage value based upon the age and location of the equipment.
     Charges of $10 million recorded in 2005 related to the Program consisted of $5.7 million of severance and other employee benefit costs including a pension curtailment, $1.6 million for the write-down of equipment to fair market value, the write-off of leasehold improvements and inventory write-downs, and $2.7 million of other facility exit costs. A reduction of approximately 490 employees is expected as a result of projects initiated in 2005, of which approximately 250 employees have left the Company as of December 31, 2007 with the remainder expected by the end of 2008. A portion of the severance costs were recorded based upon the affected employees’ remaining service period following announcement of the programs. Asset write-downs primarily consisted of the write-down of the assets of the outdoor, commercial facility to fair market value and other equipment write-downs to record the equipment at estimated salvage value. In addition to the above, the Company recorded expenses related to facility exit costs including plant shutdown and facility remediation.
   Closure of a Wiring Device Factory
     In the second quarter of 2005, the Company closed a wiring device factory in Puerto Rico. The closure of this factory was announced in 2004 and the Company recorded special charges related to the closure at that time. Production activities were either outsourced or transferred to other existing facilities. In 2005, the Company recorded additional pretax special charges of $0.9 million associated with the closure, which consisted of $0.3 million of inventory write-downs and $0.6 million of facility related exit costs. Approximately 200 employees were impacted by this action, all of whom have left the Company as of December 31, 2006.
     The following table sets forth the components of special charges recorded and accrued in 2005 and 2006, (in millions):

	Accrued
	Beginning		Cash	Non-cash	Accrued End
	of Year Balance	Provision	Expenditures	Write-downs	of Year Balance
Lighting Business Integration Program:
2005	$1.3	$10.0	$(5.9)	$(1.6)	$3.8	*
2006	3.8	7.5	(2.2)	(3.1)	6.0	*
Wiring Device Factory Closure:
2005	$2.0	$0.9	$(2.3)	$(0.3)	$0.3
2006	0.3	—	(0.3)	—	—

*	Included in the accrued balance at December 31, 2006 and December 31, 2005 is $3.2 million and $3.0 million, respectively, of accrued pension curtailment costs classified in Other Non-Current Liabilities within the Consolidated Balance Sheet at December 31, 2006 and 2005.
     As of December 31, 2007, a remaining accrued balance of $5.3 million related to severance cost and the pension curtailment in connection with the closure of one manufacturing facility. The severance is expected to be paid out upon closure of this facility in late 2008. The pension curtailment is included in long-term pension liability and is not expected to be paid out until future years.
Note 3 — Business Acquisitions
     In October 2007, the Company purchased all of the outstanding common stock of PCORE for $50.1 million in cash. PCORE has been added to the Power segment and the results of operations after October 1, 2007 are included in the Consolidated Financial Statements. PCORE, located in LeRoy, New York, is a leading manufacturer of high voltage condenser bushings. These products are used in the electric utility infrastructure.
     The Company is in the process of finalizing the determination of fair values of the underlying assets and liabilities and, as a result, the allocations of purchase price related to the acquisition discussed above could change. The following table summarizes the preliminary allocation of the purchase price to estimated fair values of the assets acquired and liabilities assumed as of the purchase date for PCORE, (in millions):

Total purchase price including transaction expenses, net of cash acquired	$50.1

Fair value assigned to assets acquired	$15.9
Fair value of liabilities assumed	(3.3)
Amounts assigned to intangible assets	15.5
Amount allocated to goodwill	22.0

Total allocation	$50.1

     The fair value assigned to net assets acquired primarily relates to accounts receivable, inventory and fixed assets. Intangible assets identified primarily consist of tradenames and customer lists. The tradenames are being amortized over a period of 30 years and customer lists are being amortized over a period of 20 years. The excess of purchase price over the fair values of assets acquired, liabilities assumed and identifiable intangible assets has been allocated to goodwill. Goodwill is not expected to be deductible for tax purposes.
     In March 2007, the Company purchased a small Brazilian manufacturing business for $2.1 million. This acquisition has been added to the Power segment and has been integrated into the Company’s Brazilian operations.
     In June 2006, the Company purchased all of the outstanding common stock of Strongwell Lenoir City, Inc. (renamed Hubbell Lenoir City, Inc.) for $117.4 million in cash. Hubbell Lenoir City, Inc., added to the Power segment, designs and manufactures precast polymer concrete products used to house underground equipment and also has a line of surface drain products. These products are sold to the electrical utility and telecommunications industries. Hubbell Lenoir City, Inc. complements the existing product lines and shares a similar customer base to the existing businesses within the Power segment.
     In November 2006, the Company purchased all of the outstanding common stock of Austdac for $28.8 million, net of $2.3 million of cash acquired. Austdac is based in New South Wales, Australia and manufactures a wide range of products used in harsh and hazardous applications in a variety of industries. Austdac was added to the Electrical segment. In 2007 the Company paid an additional $0.7 million relating to this acquisition.

     The accounting for the purchase of these businesses acquired in 2006, including adjustments made in 2007, is complete as of December 31, 2007. The following table summarizes the final fair values of the assets acquired and liabilities assumed as of December 31, 2007, (in millions):

	Lenoir City	Austdac
Total purchase price including transaction expenses, net of cash acquired	$117.4	$28.8

Fair value assigned to assets acquired	$34.6	$9.0
Fair value of liabilities assumed	(8.3)	(6.5)
Amounts assigned to intangible assets	28.7	11.3
Amount allocated to goodwill	62.4	15.0

Total allocation	$117.4	$28.8

     The fair values assigned to net assets acquired primarily relate to inventory and fixed assets. Intangible assets identified primarily consist of tradenames and customer lists. The tradenames are being amortized over a period of 30 years and customer lists are being amortized over a period of 7-10 years. The excess of purchase price over the fair values of assets acquired, liabilities assumed and identifiable intangible assets has been allocated to goodwill. All of the goodwill is expected to be deductible for tax purposes. These acquisitions have been included in the Company’s Consolidated Financial Statements from their respective dates of acquisition.
Note 4 — Receivables and Allowances
     Receivables consist of the following components at December 31, (in millions):

	2007	2006
Trade accounts receivable	$349.0	$368.2
Non-trade receivables	8.3	10.1

Accounts receivable, gross	357.3	378.3
Allowance for credit memos, returns, and cash discounts	(21.2)	(20.8)
Allowance for doubtful accounts	(3.7)	(3.2)

Total allowances	(24.9)	(24.0)

Accounts receivable, net	$332.4	$354.3

Note 5 — Inventories
     Inventories are classified as follows at December 31, (in millions):

	2007	2006
Raw material	$106.6	$106.6
Work-in-process	62.2	63.5
Finished goods	227.7	239.6

	396.5	409.7
Excess of FIFO over LIFO cost basis	(73.6)	(71.5)

Total	$322.9	$338.2

Note 6 — Goodwill and Other Intangible Assets
     Changes in the carrying amounts of goodwill for the years ended December 31, 2007 and 2006, by segment, were as follows (in millions):

	Electrical	Power	Total
Balance December 31, 2005	$229.4	$122.1	$351.5

Acquisitions	16.4	61.8	78.2
Translation adjustments	6.0	1.0	7.0

Balance December 31, 2006	$251.8	$184.9	$436.7

Acquisitions	0.7	23.2	23.9
Translation adjustments	3.9	2.1	6.0

Balance December 31, 2007	$256.4	$210.2	$466.6

     In 2007 and 2006 the Company recorded additions to goodwill in connection with the purchase accounting for acquisitions. Included in 2007 acquisitions in the Power segment is $22.4 million of goodwill from the acquisitions of PCORE and a product line from a small Brazilian manufacturing business and $0.8 million related to a final adjustment of acquisition costs related to the 2006 Hubbell Lenoir City, Inc. acquisition. Included in 2007 acquisitions in the Electrical segment is a $0.7 million adjustment to goodwill relating to the 2006 acquisition of Austdac. In 2006, acquisitions consisted of the purchase of two separate businesses of which one was in the Power segment and the other was in the Electrical segment. See also Note 3 — Business Acquisitions.
     Identifiable intangible assets are recorded in Intangible assets and other in the Consolidated Balance Sheet. Identifiable intangible assets are comprised of the following (in millions):

	December 31,		December 31,
	2007		2006
		Accumulated		Accumulated
	Gross Amount	Amortization	Gross Amount	Amortization
Definite-lived:
Patents and trademarks	$44.3	$(4.6)	$36.8	$(1.7)
Other	39.0	(8.6)	23.9	(6.1)

Total	83.3	(13.2)	60.7	(7.8)

Indefinite-lived:
Trademarks and other	20.6	—	21.4	—

Totals	$103.9	$(13.2)	$82.1	$(7.8)

     Other definite-lived intangibles consist primarily of customer relationships and technology.
     Amortization expense was $5.5 million, $3.5 million and $1.7 million in 2007, 2006 and 2005, respectively. Amortization expense is expected to be $5.2 million in 2008, $5.0 million in 2009, $4.8 in 2010 and 2011, and $4.6 million in 2012.
Note 7 — Investments
     At December 31, 2007, available-for-sale investments consisted of $33.0 million of municipal bonds and $5.9 million of variable rate demand notes. At December 31, 2006, available-for-sale investments consisted of $35.9 million of variable rate demand notes. These investments are stated at fair market value based on current quotes. Variable rate demand notes are reset to current interest rates weekly. At December 31, 2007 and 2006, held-to-maturity investments consisted of Missouri state bonds. These held-to-maturity investments have been stated at amortized cost. There were no securities during 2007 and 2006 that were classified as trading investments.
     The following table sets forth selected data with respect to the Company’s investments at December 31, (in millions):

	2007					2006
		Gross	Gross				Gross	Gross
	Amortized	Unrealized	Unrealized	Fair	Carrying	Amortized	Unrealized	Unrealized	Fair	Carrying
	Cost	Gains	Losses	Value	Value	Cost	Gains	Losses	Value	Value
Available-For-Sale Investments	$38.5	$0.5	$(0.1)	$38.9	$38.9	$35.9	$—	$—	$35.9	$35.9

Held-To-Maturity Investments	0.3	—	—	0.3	0.3	0.3	—	—	0.3	0.3

Total Investments	$38.8	$0.5	$(0.1)	$39.2	$39.2	$36.2	$—	$—	$36.2	$36.2

     Contractual maturities of available-for-sale and held-to-maturity investments at December 31, 2007 were as follows (in millions):

	Amortized	Fair
	Cost	Value
Available-For-Sale Investments
After 1 year but within 5 years	$29.2	$29.5
Due after 10 years	9.3	9.4

Total	$38.5	$38.9

Held-To-Maturity Investments
Due within 1 year	$0.1	$0.1
After 1 year but within 5 years	0.2	0.2

Total	$0.3	$0.3

     In 2007 and 2006, the Company recorded credits of $0.2 million and $0.3 million, respectively, to net unrealized gains on available-for-sale securities which have been included in Accumulated other comprehensive income(loss), net of tax. The cost basis used in computing the gain or loss on these securities was through specific identification. Realized gains and losses were immaterial in 2007, 2006 and 2005.
Note 8 — Property, Plant, and Equipment
     Property, plant, and equipment, carried at cost, is summarized as follows at December 31, (in millions):

	2007	2006
Land	$33.2	$30.9
Buildings and improvements	200.1	166.9
Machinery, tools and equipment	579.2	526.2
Construction-in-progress	18.7	65.7

Gross property, plant, and equipment	831.2	789.7
Less accumulated depreciation	(504.1)	(471.2)

Net property, plant, and equipment	$327.1	$318.5

     Depreciable lives on buildings range between 20-40 years. Depreciable lives on machinery, tools, and equipment range between 3-20 years. The Company recorded depreciation expense of $43.1 million, $42.3 million and $42.7 million for 2007, 2006 and 2005, respectively.
Note 9 — Other Accrued Liabilities
     Other Accrued Liabilities consists of the following at December 31, (in millions):

	2007	2006
Accrued income taxes	$1.8	$18.5
Customer program incentives	25.2	28.1
Deferred revenue	23.3	4.9
Other	54.0	37.5

Total	$104.3	$89.0

Note 10 — Other Non-Current Liabilities
     Other Non-Current Liabilities consists of the following at December 31, (in millions):

	2007	2006
Pensions	$47.5	$79.2
Other postretirement benefits	30.1	33.6
Deferred tax liabilities	51.9	22.0
Other	32.4	19.6

Total	$161.9	$154.4

Note 11 — Retirement Benefits
     The Company has funded and unfunded non-contributory U.S. and foreign defined benefit pension plans. Benefits under these plans are generally provided based on either years of service and final average pay or a specified dollar amount per year of service. The Company also maintains five defined contribution pension plans.
     Effective January 1, 2004, the defined benefit pension plan for U.S. salaried and non-collectively bargained hourly employees was closed to employees hired on or after January 1, 2004. Effective January 1, 2006, the defined benefit pension plan for the Hubbell Canada salaried employees was closed to existing employees who did not meet certain age and service requirements as well as all new employees hired on or after January 1, 2006. Effective January 1, 2007 the defined benefit pension plan for Hubbell’s U.K. operations was closed to all new employees hired on or after January 1, 2007. These U.S., Canadian and U.K. employees are eligible instead for defined contribution plans. Effective December 31, 2007, the Company closed its Retirement Plan for Directors to active and future directors and transferred the present value liability to the Deferred Compensation Plan for directors.

     The Company also has a number of health care and life insurance benefit plans covering eligible employees who reached retirement age while working for the Company. These benefits were discontinued in 1991 for substantially all future retirees, with the exception of Anderson Electrical Products which discontinued its plan for future retirees in 2004. A.B. Chance Company and PCORE maintain limited retiree medical plans for their union employees. The Company anticipates future cost-sharing changes for its active and discontinued plans that are consistent with past practices.
     None of the acquisitions made in 2006 impacted the defined benefit pension or other benefit assets or liabilities. In connection with the acquisition of PCORE in October 2007, the Company acquired its pension plans and other post employment plans.
     The Company uses a December 31 measurement date for all of its plans. No amendments made in 2007 or 2006 to the defined benefit pension plans had a significant impact on the total pension benefit obligation.
     The following table sets forth the reconciliation of beginning and ending balances of the benefit obligations and the plan assets for the Company’s defined benefit pension and other benefit plans at December 31, (in millions):

	Pension Benefits		Other Benefits
	2007	2006	2007	2006
Change in benefit obligation
Benefit obligation at beginning of year	$591.4	$580.4	$33.6	$41.3
Service cost	16.9	17.9	0.5	0.3
Interest cost	32.7	30.9	1.7	2.1
Plan participants’ contributions	0.9	0.6	—	—
Amendments	—	—	—	(0.2)
Curtailment and settlement loss	—	0.7	—	—
Special termination benefits	—	—	1.4	0.4
Actuarial loss (gain)	(38.4)	(11.2)	(4.6)	(7.5)
Acquisitions/Divestitures	(1.5)	—	0.3	—
Currency impact	2.6	—	—	—
Other	—	—	(0.2)	—
Benefits paid	(27.4)	(27.9)	(2.6)	(2.8)

Benefit obligation at end of year	$577.2	$591.4	$30.1	$33.6

Change in plan assets
Fair value of plan assets at beginning of year	$531.6	$481.9	$—	$—
Actual return on plan assets	69.9	66.2	—	—
Acquisitions/Divestitures	0.4	—	—	—
Employer contributions	31.5	10.8	—	—
Plan participants’ contributions	0.9	0.6	—	—
Currency impact	2.2	—	—	—
Benefits paid	(27.4)	(27.9)	—	—

Fair value of plan assets at end of year	$609.1	$531.6	$—	$—

Funded status	$31.9	$(59.8)	$(30.1)	$(33.6)

Amounts recognized in the consolidated balance sheet consist of:
Prepaid pensions (included in Intangible assets and other)	$82.6	$22.5	$—	$—
Accrued benefit liability (short-term and long-term)	(50.7)	(82.3)	(30.1)	(33.6)

Net amount recognized	$31.9	$(59.8)	$(30.1)	$(33.6)

Amounts recognized in Accumulated other comprehensive (income) loss consist of:
Net actuarial loss (gain)	$(9.9)	$57.0	$(1.1)	$3.6
Prior service cost (credit)	2.2	1.5	(2.2)	(2.4)

Net amount recognized	$(7.7)	$58.5	$(3.3)	$1.2

     The accumulated benefit obligation for all defined benefit pension plans was $516.2 million and $523.3 million at December 31, 2007 and 2006, respectively. Information with respect to plans with accumulated benefit obligations in excess of plan assets is as follows, (in millions):

	2007	2006
Projected benefit obligation	$49.5	$64.4
Accumulated benefit obligation	$45.1	$54.2
Fair value of plan assets	$0.4	$8.0
     The following table sets forth the components of pension and other benefits cost for the years ended December 31, (in millions):

	Pension Benefits			Other Benefits
	2007	2006	2005	2007	2006	2005
Components of net periodic benefit cost
Service cost	$16.9	$17.9	$16.1	$0.5	$0.3	$0.8
Interest cost	32.7	30.9	29.1	1.7	2.1	2.1
Expected return on plan assets	(42.6)	(37.5)	(33.9)	—	—	—
Amortization of prior service cost	(0.3)	(0.4)	0.4	(0.2)	—	—
Amortization of actuarial losses	1.9	3.8	2.3	0.1	0.3	0.3
Special termination benefits	—	—	—	—	0.4	—
Curtailment and settlement losses	(0.1)	0.7	3.1	1.4	—	—

Net periodic benefit cost	$8.5	$15.4	$17.1	$3.5	$3.1	$3.2

Changes recognized in AOCI, before tax, (in millions):
Current year net actuarial loss/(gain)	$(66.0)			$(4.8)

	Pension Benefits			Other Benefits
	2007	2006	2005	2007	2006	2005
Current year prior service cost	—			—
Amortization of prior service cost	0.3			0.2
Amortization of net actuarial (loss)/gain	(1.9)			(0.1)
Other adjustments	0.1			—

Total recognized in accumulated other comprehensive income	(67.5)			(4.7)

Total recognized in net periodic pension cost and accumulated other comprehensive income	$(59.0)			$(1.2)

Amortization expected to be recognized through income during 2008
Amortization of prior service cost/(credit)	$0.3			$(0.2)
Amortization of net loss/(gains)	1.3			—

Total expected to be recognized through income during next fiscal year	$1.6			$(0.2)

     In addition to the above, certain of the Company’s union employees participate in multi-employer defined benefit plans. The total Company cost of these plans was $0.7 million in both 2007 and 2006 and $0.5 million in 2005.
     The Company also maintains five defined contribution pension plans (excluding an employer match for the 401(k) plan). The total cost of these plans was $5.8 million in 2007, $5.6 million in 2006 and $3.6 million in 2005. This cost is not included in the above net periodic benefit cost for the defined benefit pension plans.
Assumptions
     The following assumptions were used to determine the projected benefit obligations at the measurement date and the net periodic benefit cost for the year:

	Pension Benefits			Other Benefits
	2007	2006	2005	2007	2006	2005
Weighted-average assumptions used to determine benefit obligations at December 31
Discount rate	6.41%	5.66%	5.45%	6.50%	5.75%	5.50%
Rate of compensation increase	4.58%	4.33%	4.25%	N/A	N/A	N/A
Weighted-average assumptions used to determine net periodic benefit cost for years ended December 31
Discount rate	5.66%	5.45%	5.75%	5.75%	5.50%	5.75%
Expected return on plan assets	8.00%	8.00%	8.00%	N/A	N/A	N/A
Rate of compensation increase	4.58%	4.33%	4.25%	N/A	N/A	N/A
     At the beginning of each calendar year, the Company determines the appropriate expected return on assets for each plan based upon its strategic asset allocation (see discussion below). In making this determination, the Company utilizes expected returns for each asset class based upon current market conditions and expected risk premiums for each asset class.
     The assumed health care cost trend rates used to determine the projected postretirement benefit obligation are as follows:

	Other Benefits
	2007	2006	2005
Assumed health care cost trend rates at December 31
Health care cost trend assumed for next year	9.0%	9.0%	9.0%
Rate to which the cost trend is assumed to decline	5.0%	5.0%	5.0%
Year that the rate reaches the ultimate trend rate	2015	2015	2015
     Assumed health care cost trend rates have a significant effect on the amounts reported for the postretirement benefit plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects (in millions):

	One Percentage	One Percentage
	Point Increase	Point Decrease
Effect on total of service and interest cost	$0.1	$(0.1)
Effect on postretirement benefit obligation	$1.6	$(1.4)

Plan Assets
     The Company’s combined targeted and actual domestic and foreign pension plans weighted average asset allocation at December 31, 2007 and 2006, and 2008 target allocation by asset category are as follows:

	Target
	Allocation	Percentage of Plan Assets
	2008	2007	2006
Asset Category
Equity Securities	53%	59%	71%
Debt Securities & Cash	25%	26%	20%
Alternative investments	20%	12%	8%
Other	2%	3%	1%

Total	100%	100%	100%

     The Company has a written investment policy and asset allocation guidelines for its domestic and foreign pension plans. In establishing these policies, the Company has considered that its various pension plans are a major retirement vehicle for most plan participants and has acted to discharge its fiduciary responsibilities with regard to the plans solely in the interest of such participants and their beneficiaries. The goal underlying the establishment of the investment policies is to provide that pension assets shall be invested in a prudent manner and so that, together with the expected contributions to the plans, the funds will be sufficient to meet the obligations of the plans as they become due. To achieve this result, the Company conducts a periodic strategic asset allocation study to form a basis for the allocation of pension assets between various asset categories. Specific policy benchmark percentages are assigned to each asset category with minimum and maximum ranges established for each. The assets are then tactically managed within these ranges. At no time may derivatives be utilized to leverage the asset portfolio.
     Equity securities include Company common stock in the amounts of $18.5 million (3.4% of total domestic plan assets) and $15.5 million (3% of total domestic plan assets) at December 31, 2007 and 2006, respectively.
     The Company’s other postretirement benefits are unfunded. Therefore, no asset information is reported.
Cash Flows
Contributions
     The Company does not expect to make a contribution to its qualified domestic defined benefit pension plans in 2008. The Company expects to contribute approximately $7 million to its foreign plans in 2008.
Estimated Future Benefit Payments
     The following domestic and foreign benefit payments, which reflect future service, as appropriate, are expected to be paid, (in millions):

		Other Benefits
			Medicare
	Pension		Part D
	Benefits	Gross	Subsidy	Net
2008	$26.5	$2.6	$0.2	$2.4
2009	$28.1	$2.6	$0.2	$2.4
2010	$29.4	$2.6	$0.2	$2.4
2011	$31.4	$2.6	$0.2	$2.4
2012	$33.0	$2.6	$0.2	$2.4
2013-2017	$194.9	$11.9	$1.0	$10.9

Note 12 — Debt
     The following table sets forth the components of the Company’s debt structure at December 31, (in millions):

	2007			2006
	Short-Term	Senior Notes		Short-Term	Senior Notes
	Debt	(Long-Term)	Total	Debt	(Long-Term)	Total
Balance at year end	$36.7	$199.4	$236.1	$20.9	$199.3	$220.2
Highest aggregate month-end balance			$314.0			$259.3
Average borrowings	$64.2	$199.4	$263.6	$24.5	$199.3	$223.8
Weighted average interest rate:
At year end	5.30%	6.38%	6.21%	5.53%	6.38%	6.29%
Paid during the year	5.25%	6.38%	6.10%	5.76%	6.38%	6.31%
     At December 31, 2007 and 2006, the Company had $36.7 million and $20.9 million, respectively, of debt reflected as Short-term debt in the Consolidated Balance Sheet. The 2007 short-term debt consisted of $36.7 million of commercial paper. The 2006 short-term debt consisted of a $5.1 million money market loan and $15.8 million of commercial paper. At December 31, 2007 and 2006, the Company had $199.4 million and $199.3 million, respectively, of senior notes reflected as Long-Term Debt in the Consolidated Balance Sheet. Interest and fees paid related to total indebtedness totaled $17.1 million for 2007, $14.8 million in 2006 and $18.6 million in 2005.
     In May 2002, the Company issued ten year, non- callable notes due in 2012 at face value of $200 million and a fixed interest rate of 6.375%. These notes are fixed rate indebtedness, are not callable and are only subject to accelerated payment prior to maturity if the Company fails to meet certain non-financial covenants, all of which were met at December 31, 2007 and 2006. The most restrictive of these covenants limits our ability to enter into mortgages and sale-leasebacks of property having a net book value in excess of $5 million without the approval of the Note holders.
     In October 2007, the Company entered into a revised five year, $250 million revolving credit facility to replace the previous $200 million facility which was scheduled to expire in October 2009. There have been no material changes from the previous facility other than the amount. The interest rate applicable to borrowings under the new credit agreement is either the prime rate or a surcharge over LIBOR. The expiration date of the new credit agreement is October 31, 2012. The covenants of the new facility require that shareholders’ equity be greater than $675 million and that total debt not exceed 55% of total capitalization (defined as total debt plus total shareholders’ equity). The Company is in compliance with all debt covenants at December 31, 2007 and 2006. Annual commitment fee requirements to support availability of the credit facility were not material. At December 31, 2007, the Company had approximately $19.5 million of letters of credit outstanding.
     The Company also has a five million pounds sterling revolving credit agreement with Barclay’s Bank in the UK that will expire in July 2008. The interest rate applicable to borrowings under the credit agreement is a surcharge over LIBOR. There are no annual commitment fees associated with this credit agreement.
     At December 31, 2007 and through the filing date of this Form 10-K, the Company had unused bank credit commitments of $250 million and five million pounds sterling.
Note 13 — Income Taxes
     The following table sets forth selected data with respect to the Company’s income tax provisions for the years ended December 31, (in millions):

	2007	2006	2005
Income before income taxes:
United States	$191.9	$151.1	$178.8
International	92.3	70.4	36.9

Total	$284.2	$221.5	$215.7

Provision for income taxes — current:
Federal	$60.6	$41.8	$29.5
State	7.7	5.0	5.1
International	11.3	5.2	9.6

Total provision-current	79.6	52.0	44.2

	2007	2006	2005
Provision for income taxes — deferred:
Federal	$(8.4)	$7.8	$8.7
State	(0.7)	0.8	0.5
International	5.4	2.8	(2.8)

Total provision — deferred	(3.7)	11.4	6.4

Total provision for income taxes	$75.9	$63.4	$50.6

     Beginning in 2006, the Company’s Puerto Rico operations are classified as International for tax purposes as these operations began conducting business as foreign corporations.
     Deferred tax assets and liabilities result from differences in the basis of assets and liabilities for tax and financial statement purposes. The components of the deferred tax assets/(liabilities) at December 31, were as follows (in millions):

	2007	2006
Deferred tax assets:
Inventory	$8.8	$3.1
Income tax credits	4.8	2.3
Accrued liabilities	15.9	14.6
Pension	—	15.3
Postretirement and post employment benefits	10.0	12.8
Stock-based compensation	6.7	3.9
Foreign operating loss carryforward	0.8	2.3
Miscellaneous other	13.5	11.2

Total deferred tax asset	$60.5	$65.5

Deferred tax liabilities:
Acquisition basis difference	30.1	22.0
Property, plant, and equipment	32.2	34.7
Pension	13.0	—

Total deferred tax liabilities	$75.3	$56.7

Total net deferred tax asset/(liability)	$(14.8)	$8.8

Deferred taxes are reflected in the Consolidated Balance Sheet as follows (in millions):
Current tax assets (included in Deferred taxes and other)	$34.8	$22.6
Non-current tax assets (included in Intangible assets and other)	2.3	8.2
Non-current tax liabilities (included in Other Non-current liabilities)	(51.9)	(22.0)

Total net deferred tax asset/(liability)	$(14.8)	$8.8

     At December 31, 2007, income and withholding taxes have not been provided on approximately $164.5 million of undistributed international earnings that are permanently reinvested in international operations. If such earnings were not indefinitely reinvested, a tax liability of approximately $28 million would be recognized.
     Cash payments of income taxes were $79.7 million in 2007, $51.4 million in 2006 and $41.7 million in 2005.
     The Company files income tax returns in the U.S. federal jurisdiction and various states and foreign jurisdictions. During 2007, the IRS completed an examination of the Company’s U.S. income tax returns for the years ended December 31, 2004 and 2005 (“04/05 Exam”). The Company has accepted all of the IRS proposed adjustments from the 04/05 Exam, none of which were significant. It is anticipated that the IRS will commence an examination of the Company’s 2006 and 2007 U.S. income tax returns during 2008. With few exceptions, the Company is no longer subject to state, local, or non-U.S. income tax examinations by tax authorities for years prior to 2001.
     The following tax years, by major jurisdiction, are still subject to examination by taxing authorities:

Jurisdiction	Open Years
United States	2006-2007
Canada	2004-2007
United Kingdom	2006-2007

     The Company adopted the provisions of FIN 48 on January 1, 2007. As a result of the implementation of FIN 48, the Company recognized a $4.7 million decrease in the liability for unrecognized tax benefits, which was accounted for as an increase to the January 1, 2007 balance of retained earnings. A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows (in millions):

Balance as of January 1, 2007	$24.2
Additions based on tax positions relating to the current year	2.8
Reductions based on expiration of statute of limitations	(1.3)
Reductions to tax positions relating to previous years	(13.8)
Settlements	(3.2)

Balance as of December 31, 2007	$8.7

     Included in the balance at December 31, 2007 are $5.7 million of tax positions which, if in the future are determined to be recognizable, would affect the annual effective income tax rate. Also, included in the balance at December 31, 2007 is $0.8 million of tax positions for which the ultimate deductibility is highly certain but for which there is uncertainty as to the timing of such deductibility. Because of the impact of deferred tax accounting, other than interest and penalties, the disallowance of the shorter deductibility period would not affect the annual effective tax rate but would accelerate the payment of cash to the taxing authority to an earlier period.
     The Company’s policy is to record interest and penalties associated with the underpayment of income taxes within Provision for income taxes in the Condensed Consolidated Statement of Income. During the year ended December 31, 2007, the Company recorded interest expense of $0.4 million related to the 04/05 Exam. During the years ended December 31, 2006 and 2005, the Company did not incur any material expenses for interest and penalties. The Company has $1.0 million accrued for the payment of interest and penalties as of December 31, 2007.
     The consolidated effective income tax rate varied from the United States federal statutory income tax rate for the years ended December 31, as follows:

	2007	2006	2005
Federal statutory income tax rate	35.0%	35.0%	35.0%
State income taxes, net of federal benefit	1.8	1.7	1.7
Foreign income taxes	(5.4)	(5.5)	(1.6)
Non-taxable income from Puerto Rico operations	—	—	(4.4)
IRS audit settlement	(1.9)	—	(5.1)
Other, net	(2.8)	(2.6)	(2.1)

Consolidated effective income tax rate	26.7%	28.6%	23.5%

     The 2007 consolidated effective income tax rate reflects the impact of tax benefits of $5.3 million recorded in connection with the completion of an IRS examination of the Company’s 2004 and 2005 tax returns. The 2005 consolidated effective income tax rate reflected the impact of tax benefits of $10.8 million recorded in connection with the completion of an IRS examination of the Company’s 2002 and 2003 tax returns.
Note 14 — Financial Instruments
     Concentrations of Credit Risk: Financial instruments which potentially subject the Company to concentrations of credit risk consist of trade receivables, cash and cash equivalents and short-term investments. The Company grants credit terms in the normal course of business to its customers. Due to the diversity of its product lines, the Company has an extensive customer base including electrical distributors and wholesalers, electric utilities, equipment manufacturers, electrical contractors, telephone operating companies and retail and hardware outlets. No single customer accounted for more than 10% of total sales in any year during the three years ended December 31, 2007. However, the Company’s top 10 customers accounted for approximately 30% of the accounts receivable balance at December 31, 2007. As part of its ongoing procedures, the Company monitors the credit worthiness of its customers. Bad debt write-offs have historically been minimal. The Company places its cash and cash equivalents with financial institutions and limits the amount of exposure to any one institution.
     Fair Value: The carrying amounts reported in the consolidated balance sheet for cash and cash equivalents, short-term and long-term investments, receivables, bank borrowings, accounts payable and accruals approximate their fair values given the immediate or short-term nature of these items. See also Note 7 — Investments.

     The fair value of the senior notes classified as long-term debt was determined by reference to quoted market prices of securities with similar characteristics and approximated $213.8 million and $209.7 million at December 31, 2007 and 2006, respectively.
Note 15 — Commitments and Contingencies
   Environmental and Legal
     The Company is subject to environmental laws and regulations which may require that it investigate and remediate the effects of potential contamination associated with past and present operations. The Company is also subject to various legal proceedings and claims, including those relating to workers’ compensation, product liability and environmental matters, including, for each, past production of product containing toxic substances, which have arisen in the normal course of its operations or have been acquired through business combinations. Estimates of future liability with respect to such matters are based on an evaluation of currently available facts. Liabilities are recorded when it is probable that costs will be incurred and can be reasonably estimated. Given the nature of matters involved, it is possible that liabilities will be incurred in excess of amounts currently recorded. However, based upon available information, including the Company’s past experience, and reserves, management believes that the ultimate liability with respect to these matters will not have a material affect on the consolidated financial position, results of operations or cash flows of the Company.
     In the fourth quarter of 2005, the Company adopted the provisions of FIN 47, “Accounting for Conditional Asset Retirement Obligations”. FIN 47 clarifies the term “conditional asset retirement obligation” as used in SFAS No. 143, “Accounting for Asset Retirement Obligations” to refer to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the Company. Accordingly, an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. The impact of the Company’s adoption of FIN 47 was not material. The liability recorded was charged directly to income and was not reflected as a cumulative effect adjustment due to the immaterial amount. In addition to the amount recorded, the Company identified other legal obligations related to environmental clean up for which a settlement date could not be determined. Management does not believe these items were material to the Company’s results of operations, financial position or cash flows as of December 31, 2007, 2006 and 2005. The Company continues to monitor and revalue its liability as necessary and, as of December 31, 2007 the liability continues to be immaterial.
   Leases
     Total rental expense under operating leases was $17.3 million in 2007, $17.7 million in 2006 and $16.6 million in 2005. The minimum annual rentals on non-cancelable, long-term, operating leases in effect at December 31, 2007 are expected to approximate $12.6 million in 2008, $10.4 million in 2009, $7.8 million in 2010, $4.2 million in 2011, $2.8 million in 2012 and $20.1 million thereafter. The Company accounts for its leases in accordance with SFAS No. 13, “Accounting for Leases”. The Company’s leases consist of operating leases primarily for buildings or equipment. The terms for building leases typically range from 5-25 years with 5-10 year renewal periods.
Note 16 — Capital Stock
     Activity in the Company’s common shares outstanding is set forth below for the three years ended December 31, 2007, (in thousands):

	Common Stock
	Class A	Class B
Outstanding at December 31, 2004	9,351	51,864

Exercise of stock options	—	1,306
Shares issued under compensation arrangements	—	8
Non-vested shares issued under compensation arrangements	—	130
Acquisition/surrender of shares	(223)	(1,345)

Outstanding at December 31, 2005	9,128	51,963

Exercise of stock options	—	1,223
Shares issued under compensation arrangements	—	2
Non-vested shares issued under compensation arrangements	—	94
Acquisition/surrender of shares	(951)	(1,281)

Outstanding at December 31, 2006	8,177	52,001

	Common Stock
	Class A	Class B
Exercise of stock options/SARs	—	1,356
Shares issued under compensation arrangements	—	2
Non-vested shares issued under compensation arrangements	—	108
Acquisition/surrender of shares	(799)	(2,917)

Outstanding at December 31, 2007	7,378	50,550

     Repurchased shares are retired when acquired and the purchase price is charged against par value and additional paid-in capital. Shares may be repurchased through the Company’s stock repurchase program, acquired by the Company from employees under the Hubbell Incorporated Stock Option Plan for Key Employees (“Option Plan”) or surrendered to the Company by employees in settlement of their tax liability on vesting of restricted shares under the Hubbell Incorporated 2005 Incentive Award Plan, (“the Award Plan”). Voting rights per share: Class A Common — twenty; Class B Common — one. In addition, the Company has 5.9 million authorized shares of preferred stock; no preferred shares are outstanding.
     The Company has a Stockholder Rights Agreement (“Rights Agreement”) under which holders of Class A Common Stock have Class A Rights and holders of Class B Common Stock have Class B Rights (collectively, “Rights”). These Rights become exercisable after a specified period of time only if a person or group of affiliated persons acquires beneficial ownership of 20 percent or more of the outstanding Class A Common Stock of the Company or announces or commences a tender or exchange offer that would result in the offeror acquiring beneficial ownership of 20 percent or more of the outstanding Class A Common Stock of the Company. Each Class A Right entitles the holder to purchase from the Company one one-thousandth of a share of Series A Junior Participating Preferred Stock (“Series A Preferred Stock”), without par value, at a price of $175.00 per one one-thousandth of a share. Similarly, each Class B Right entitles the holder to purchase one one-thousandth of a share of Series B Junior Participating Preferred Stock (“Series B Preferred Stock”), without par value, at a price of $175.00 per one one-thousandth of a share. The Rights may be redeemed by the Company for one cent per Right prior to the day a person or group of affiliated persons acquires 20 percent or more of the outstanding Class A Common Stock of the Company. The Rights expire on December 31, 2008, unless earlier redeemed by the Company.
     Shares of Series A Preferred Stock or Series B Preferred Stock purchasable upon exercise of the Rights will not be redeemable. Each share of Series A Preferred Stock or Series B Preferred Stock will be entitled, when, as and if declared, to a minimum preferential quarterly dividend payment of $10.00 per share but will be entitled to an aggregate dividend of 1,000 times the dividend declared per share of Common Stock. In the event of liquidation, the holders of the Series A Preferred Stock or Series B Preferred Stock will be entitled to a minimum preferential liquidation payment of $100 per share (plus any accrued but unpaid dividends) but will be entitled to an aggregate payment of 1,000 times the payment made per share of Class A Common Stock or Class B Common Stock, respectively. Each share of Series A Preferred Stock will have 20,000 votes and each share of Series B Preferred Stock will have 1,000 votes, voting together with the Common Stock. Finally, in the event of any merger, consolidation, transfer of assets or earning power or other transaction in which shares of Common Stock are converted or exchanged, each share of Series A Preferred Stock or Series B Preferred Stock will be entitled to receive 1,000 times the amount received per share of Common Stock. These rights are protected by customary antidilution provisions.
     Upon the occurrence of certain events or transactions specified in the Rights Agreement, each holder of a Right will have the right to receive, upon exercise, that number of shares of the Company’s common stock or the acquiring company’s shares having a market value equal to twice the exercise price.
     Shares of the Company’s common stock were reserved at December 31, 2007 as follows (in thousands):

	Common Stock		Preferred
	Class A	Class B	Stock
Exercise of outstanding stock options	—	3,180	—
Future grant of stock-based compensation	—	5,321	—
Exercise of stock purchase rights	—	—	58
Shares reserved under other equity compensation plans	2	297	—

Total	2	8,798	58

     Excluded from the Class B amounts above are 0.9 million SARs which have exercise prices above the market price of the Company’s Class B Common Stock as of December 31, 2007, and therefore, could not be converted to shares.

Note 17 — Stock-Based Compensation
     As of December 31, 2007, the Company had various stock-based awards outstanding which were issued to executives and other key employees. These awards have been accounted for using SFAS No. 123 (R) which was adopted on January 1, 2006. The Company recognizes the cost of these awards on a straight line attribution basis over their respective vesting periods, net of estimated forfeitures. The Company adopted the modified prospective transition method as outlined in SFAS 123 (R) and, therefore, prior year amounts have not been restated.
     SFAS No. 123(R) requires that share-based compensation expense be recognized over the period from the grant date to the date on which the award is no longer contingent on the employee providing additional service (the “substantive vesting period”). In periods prior to the adoption of SFAS No. 123(R), share-based compensation expense was recorded for retirement-eligible employees over the awards’ stated vesting period. With the adoption of SFAS No. 123(R), the Company continues to follow the stated vesting period for the unvested portions of awards granted prior to adoption of SFAS No. 123(R) and follows the substantive vesting period for awards granted after the adoption of SFAS No. 123(R).
     In 2005, the Company adopted a new long-term incentive program for awarding stock-based compensation using a combination of restricted stock, stock appreciation rights (“SARs”), and performance shares on the Company’s Class B Common Stock pursuant to the Award Plan. Under the Company’s Award Plan, the Company may authorize up to 5.9 million shares of Class B Common Stock in settlement of restricted stock, performance shares, SARs or any post-2004 grants of stock options. The Company issues new shares for settlement of any stock-based awards. In 2007, the Company issued stock-based awards using a combination of restricted stock, SARs and performance shares.
     In 2007 and 2006, the Company recorded $12.7 million and $11.9 million of stock-based compensation costs, respectively. Of the total 2007 expense, $11.9 million was recorded to S&A expense and $0.8 million was recorded to Cost of goods sold. In 2006, $11.3 million was recorded to S&A expense and $0.5 million was recorded to Cost of goods sold. Stock-based compensation costs capitalized to inventory were $0.1 million in both 2007 and 2006. In 2005, the Company recorded total stock-based compensation of $0.7 million which was all recorded to S&A expense. The Company recorded income tax benefits of approximately $4.8 million, $4.5 million, and $0.3 million in 2007, 2006, and 2005 respectively, related to stock-based compensation. At December 31, 2007, these benefits are recorded as either a deferred tax asset in Deferred taxes and other or in Other accrued liabilities in the Consolidated Balance Sheet. As of December 31, 2007, there was $22.1 million, pretax, of total unrecognized compensation cost related to non-vested share-based compensation arrangements. This cost is expected to be recognized through 2010.
     Each of the compensation arrangements is discussed below.
   Restricted Stock
     The restricted stock granted to date is not transferable and is subject to forfeiture in the event of the recipient’s termination of employment prior to vesting. The restricted stock will generally vest in one-third increments annually for three years on each anniversary of the date of grant or completely upon a change in control, termination of employment by reason of death or disability. Recipients are entitled to receive dividends and voting rights on their non-vested restricted stock. The fair values are measured using the average between the high and low trading prices of the Company’s Class B Common Stock on the most recent trading day immediately preceding the grant date, (“measurement date”).
Stock Issued to Non-employee Directors
     In 2005, the compensation program for non-employee directors was changed to include an annual grant of 350 shares of Class B Common Stock of the Company. In 2005, shares received were not subject to any restrictions on transfer and were fully vested at grant date. In 2006 and 2007, each non-employee director received a grant of 350 shares of Class B Common Stock on the date of the annual meeting of shareholders which vested or will vest at the following year’s annual meeting of shareholders. These shares will be subject to forfeiture if the director’s service terminates prior to the date of the next regularly scheduled annual meeting of shareholders to be held in the following calendar year. In 2007, the Company issued a total of 3,150 shares to non-employee members of its Board of Directors.

     Activity related to restricted stock for the year ended December 31, 2007 is as follows (in thousands, except per share amounts):

		Weighted Average
	Shares	Value/share
Non-vested restricted stock at December 31, 2006	177	51.05
Shares granted	108	54.52
Shares vested	(72)	50.69
Shares forfeited	(7)	51.10

Non-vested restricted stock at December 31, 2007	206	52.99

     The weighted average fair value per share of restricted stock granted during the years 2007, 2006 and 2005 was $54.52, $52.82 and $49.08, respectively.
   Stock Appreciation Rights
     The SARs granted to date entitle the recipient to the difference between the fair market value of the Company’s Class B Common Stock on the date of exercise and the grant price as determined using the average between the high and the low trading prices of the Company’s Class B Common Stock on the measurement date. This amount is payable in shares of the Company’s Class B Common Stock. One-third of the SARs vest and become exercisable each year for three years on the anniversary of the grant date and expire ten years after the grant date.
     Activity related to SARs for the year ended December 31, 2007 is as follows (in thousands, except exercise amounts):

			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
	Number of	Exercise	Contractual	Intrinsic
	Rights	Price	Term	Value
Non-vested SARs at December 31, 2006	814	$51.63
SARs granted	440	54.56
SARs vested	(315)	51.34
SARs forfeited	(23)	50.98

Non-vested SARs at December 31, 2007	916	$53.16	9.2 years	$0.3

Exercisable SARs at December 31, 2007	471	$50.82	8.2 years	$0.6

     During 2007, approximately 5,000 SARs were exercised. The intrinsic value of the SARs exercised in 2007 was not material. There were no SARs exercised in 2006 and 2005.
     The fair value of the SARs was measured using the Black-Scholes option pricing model. The following table summarizes the related assumptions used to determine the fair value of the SARs granted during the periods ended December 31, 2007, 2006 and 2005. Expected volatilities are based on historical volatilities of the Company’s stock and other factors. The Company uses historical data as well as other factors to estimate exercise behavior and employee termination. The expected term of SARs granted is based upon historical trends of stock option behavior as well as future projections. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for the expected term of award.

					Weighted Avg.
					Grant Date
	Dividend	Expected	Risk Free	Expected	Fair Value
	Yield	Volatility	Interest Rate	Term	of 1 SAR
2007	2.6%	23.5%	3.5%	6 Years	$11.40
2006	2.9%	23.5%	4.3%	6 Years	$11.47
2005	2.7%	23.5%	4.3%	6 Years	$11.10
   Performance Shares
     In 2005, the Company granted 35,178 performance shares. These performance shares vest and become deliverable upon satisfaction of performance criteria established by the Company’s Compensation Committee. The criteria are based upon the Company’s average growth in earnings per share compared to a peer group of electrical and electronic equipment companies over a three year period. Performance at target will result in vesting and issuance of the performance shares. Performance above or below target can result in payment in the range of 0%-250% of the number of shares granted. The fair value of the performance shares is $46.23, which was measured using the average between the high and low trading prices of the Company’s Class B Common Stock on the measurement date, discounted for the non-payment of dividends during the requisite period. In 2007 and 2006, no stock-based compensation was recorded related to this award due to the fact that the performance criteria was deemed not probable of being met at the end of the vesting period. There were no performance shares granted in 2006.
     In February and December 2007, the Company granted 34,783 and 30,292 performance shares, respectively, which vest at the end of a three year period. Each performance share represents the right to receive a share of the Company’s Class B Common Stock subject to the achievement of certain performance conditions. These performance conditions include both performance-based and market-based criteria established by the Company’s Compensation Committee. Performance at target will result in vesting and issuance of the number of performance shares granted, equal to 100% payout. Performance below or above target can result in payment in the range of 0%-200% of the number of shares granted. Performance shares vest and become payable upon satisfactory completion of the performance conditions determined by the Company’s Compensation Committee at the end of the performance period. No shares have vested or been forfeited during 2007, 2006 or 2005. In 2007, stock-based compensation of $0.9 million was recorded related to performance shares. As of December 31, 2007, a total of 100,253 performance shares were outstanding.
     The fair value of the performance shares was calculated separately for the performance criteria and the market-based criteria. The fair values of the performance criteria of $45.52 per share and $50.94 per share for February and December 2007, respectively, were measured using the average between the high and low trading prices of the Company’s Class B Common Stock on the measurement date, discounted for the non-payment of dividends during the requisite period. The fair values of the market-based criteria were determined based upon a lattice model. The following table summarizes the related assumptions used to determine the fair values of the performance shares with respect to the market-based criteria. Expected volatilities are based on historical volatilities of the Company’s stock over a three year period. The risk free interest rate is based on the U.S. Treasury yield curve in effect at the time of the grant for the expected term of award.

	Stock Price on					Weighted Avg.
	Measurement	Dividend	Expected	Risk Free	Expected	Grant Date
	Date	Yield	Volatility	Interest Rate	Term	Fair Value
February 2007	$48.23	2.7%	21.3%	4.8%	3 Years	$55.20
December 2007	$54.56	2.4%	21.1%	2.9%	3 Years	$63.69
   Stock Option Awards
     The Company granted options to officers and other key employees to purchase the Company’s Class B Common Stock in previous years. Options issued in 2004 and 2003 were partially vested on January 1, 2006, the effective date of SFAS 123(R). All options granted had an exercise price equal to the average between the high and low trading prices of the Company’s Class B Common Stock on the measurement date. These option awards generally vest annually over a three-year period and expire after ten years. Exercises of existing stock option grants are expected to be settled in the Company’s Class B Common Stock as authorized in the Option Plan.
     Stock option activity for the year ended December 31, 2007 is set forth below (in thousands, except per share amounts):

			Weighted
			Average
			Remaining	Aggregate
	Number of	Weighted Average	Contractual	Intrinsic
	Shares	Exercise Price	Term	Value
Outstanding at December 31, 2006	4,552	$39.61
Exercised	(1,356)	39.28
Forfeited	(11)	47.95
Canceled	(5)	37.06

Outstanding at December 31, 2007	3,180	$39.73	5.1 years	$37.7

Exercisable at December 31, 2007	3,180	$39.73	5.1 years	$37.7

     The aggregate intrinsic value of stock option exercises during 2007, 2006 and 2005 was $19.9 million, $16.9 million and $22.4 million, respectively.
     The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123 for stock options in 2005 (in millions, except per share amounts):

Year Ended
December 31,
2005
Net income, as reported	$165.1
Deduct: Total stock-based employee compensation expense determined under fair value based method, net of related tax effects	(6.2)

Pro forma net income	$158.9

Earnings per share:
Basic — as reported	$2.71

Basic — pro forma	$2.60

Diluted — as reported	$2.67

Diluted — pro forma	$2.58

     Cash received from option exercises were $48.0 million, $38.5 million and $32.8 million for 2007, 2006 and 2005, respectively. The Company recorded a realized tax benefit from equity-based awards of $6.9 million and $6.0 million for the periods ended December 31, 2007 and 2006, respectively, which have been included in Cash Flows From Financing Activities in the Consolidated Statement of Cash Flows as prescribed by SFAS No. 123(R). The Company recorded a realized tax benefit from the exercise of stock options of $7.8 million for the year ended December 31, 2005 which has been included in Other, net within Cash Flows From Operating Activities in the Consolidated Statement of Cash Flows.
     The Company elected to adopt the shortcut method for determining the initial pool of excess tax benefits available to absorb tax deficiencies related to stock-based compensation subsequent to the adoption of SFAS 123(R) in accordance with the provisions of FASB Staff Position No. 123(R)-3, “Transition Election Related to Accounting for Tax Effect of Share-Based Payment Awards”. The shortcut method includes simplified procedures to establish the beginning balance of the pool of excess tax benefits (the “APIC Tax Pool”) and to determine the subsequent effect on the APIC Tax Pool and Consolidated Cash Flow Statements of the effects of employee stock-based compensation awards.
Note 18 — Earnings Per Share
     The following table sets forth the computation of earnings per share for the three years ended December 31, (in millions, except per share amounts):

	2007	2006	2005
Net Income	$208.3	$158.1	$165.1

Weighted average number of common shares outstanding during the period	58.8	60.4	61.0
Potential dilutive shares	0.7	0.7	0.8

Average number of shares outstanding (diluted)	59.5	61.1	61.8

Earnings per share:
Basic	$3.54	$2.62	$2.71

Diluted	$3.50	$2.59	$2.67

     Certain common stock equivalents were not included in the full year computation of diluted earnings per share because the effect would be anti-dilutive. Anti-dilutive common stock and common stock equivalents excluded from the computation of diluted earnings per share were 0.4 million, 0.7 million, and 1.0 million, at December 31, 2007, 2006 and 2005, respectively. Additionally, the Company had 1.3 million, 1.0 million and 0.6 million of stock appreciation rights, respectively, which were also excluded as the effect would be anti-dilutive at December 31, 2007, 2006 and 2005.

Note 19 — Accumulated Other Comprehensive Income (Loss)
     The following table reflects the accumulated balances of other comprehensive income (loss) (in millions):

					Accumulated
	Pension/	Cumulative	Unrealized Gain	Cash Flow	Other
	OPEB	Translation	(Loss) on	Hedging	Comprehensive
	Adjustment	Adjustment	Investments	Gain (Loss)	Income (Loss)
Balance at December 31, 2004	$(1.9)	$2.1	$—	$(1.7)	$(1.5)
2005 activity	(2.2)	(7.5)	(0.3)	0.7	(9.3)

Balance at December 31, 2005	(4.1)	(5.4)	(0.3)	(1.0)	(10.8)
2006 activity	(34.7)	12.4	0.3	0.4	(21.6)

Balance at December 31, 2006	(38.8)	7.0	—	(0.6)	(32.4)
2007 activity	44.9	14.1	0.2	(0.8)	58.4

Balance at December 31, 2007	$6.1	$21.1	$0.2	$(1.4)	$26.0

     The pension liability adjustment for 2006 includes the reversal of a minimum pension liability of $2.1 million and a charge of $36.8 million related to the adoption of SFAS No. 158.
Note 20 — Industry Segments and Geographic Area Information
   Nature of Operations
     Hubbell Incorporated was founded as a proprietorship in 1888, and was incorporated in Connecticut in 1905. Hubbell designs, manufactures and sells quality electrical and electronic products for a broad range of non-residential and residential construction, industrial and utility applications. Products are either sourced complete, manufactured or assembled by subsidiaries in the United States, Canada, Switzerland, Puerto Rico, Mexico, Italy, the United Kingdom, Brazil and Australia. Hubbell also participates in joint ventures in Taiwan and the People’s Republic of China, and maintains sales offices in Singapore, the People’s Republic of China, Mexico, South Korea and the Middle East.
     The Company’s businesses are divided into two reportable segments: Electrical and Power. Information regarding operating segments has been presented as required by SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information”. During the first quarter of 2008, the Company realigned its internal organization and operating segments. This reorganization included combining the electrical products business (included in the Electrical segment) and the industrial technology business (previously its own reporting segment) into one operating segment. This combined operating segment is part of the Electrical reporting segment. Effective for the first quarter of 2008, the Company’s reporting segments consist of the Electrical segment and the Power segment. Accordingly, our historical segment financial information and related disclosures have been reclassified to reflect our current internal structure.
     The Electrical segment is comprised of businesses that sell stock and custom products including standard and special application wiring device products, rough-in electrical products and lighting fixtures and controls, and other electrical equipment. The products are typically used in and around industrial, commercial and institutional facilities by electrical contractors, maintenance personnel, electricians, and telecommunications companies. In addition, certain businesses design and manufacture a variety of high voltage test and measurement equipment, industrial controls and communication systems used in the commercial, industrial and telecommunications markets. Many of these products may also be found in the oil and gas (onshore and offshore) and mining industries. Certain lighting fixtures, wiring devices and electrical products also have residential applications. These products are primarily sold through electrical and industrial distributors, home centers, some retail and hardware outlets, and lighting showrooms. Special application products are sold primarily through wholesale distributors to contractors, industrial customers and OEMs. High voltage products are also sold direct to customers through its sales engineers.
     The Power segment consists of operations that design and manufacture various transmission, distribution, substation and telecommunications products used by the utility industry. In addition, certain of these products are used in the civil construction and transportation industries. Products are sold to distributors and directly to users such as electric utilities, mining operations, industrial firms, construction and engineering firms.

   Financial Information
     Financial information by industry segment and geographic area for the three years ended December 31, 2007, is summarized below (in millions). When reading the data the following items should be noted:
•	Net sales comprise sales to unaffiliated customers — inter-segment and inter-area sales are not significant.

•	Segment operating income consists of net sales less operating expenses, including total corporate expenses, which are generally allocated to each segment on the basis of the segment’s percentage of consolidated net sales. Interest expense and investment income and other expense, net have not been allocated to segments.

•	General corporate assets not allocated to segments are principally cash, prepaid pensions, investments and deferred taxes.

•	2006 and 2005 segment operating income results have been adjusted to reflect the inclusion of stock-based compensation, consistent with the 2007 presentation.
Industry Segment Data

	2007	2006	2005
Net Sales:
Electrical	$1,897.3	$1,840.6	$1,649.3
Power	636.6	573.7	455.6

Total	$2,533.9	$2,414.3	$2,104.9

Operating Income:
Electrical	$202.1	$165.6	$173.5
Special charges, net	—	(7.5)	(10.9)

Total Electrical	202.1	158.1	162.6
Power	97.3	75.8	68.8
Unusual item	—	—	(4.6)

Operating income	299.4	233.9	226.8
Interest expense	(17.6)	(15.4)	(19.3)
Investment and other income, net	2.4	3.0	8.2

Income before income taxes	$284.2	$221.5	$215.7

Assets:
Electrical	$1,106.7	$1,103.2	$940.0
Power	510.0	478.5	322.2
General Corporate	246.7	169.8	404.8

Total	$1,863.4	$1,751.5	$1,667.0

Capital Expenditures:
Electrical	$38.5	$59.7	$53.0
Power	13.6	16.2	11.1
General Corporate	3.8	10.9	9.3

Total	$55.9	$86.8	$73.4

Depreciation and Amortization:
Electrical	$41.8	$40.3	$39.1
Power	18.4	15.1	11.3

Total	$60.2	$55.4	$50.4

Geographic Area Data

	2007	2006	2005
Net Sales:
United States	$2,175.9	$2,109.2	$1,866.5
International	358.0	305.1	238.4

Total	$2,533.9	$2,414.3	$2,104.9

Operating Income:
United States	$250.3	$207.4	$203.3
Special charges, net	—	(7.5)	(10.9)
International	49.1	34.0	34.4

Total	$299.4	$233.9	$226.8

Property, Plant, and Equipment, net:
United States	$277.6	$269.9	$222.5
International	49.5	48.6	45.3

Total	$327.1	$318.5	$267.8

     On a geographic basis, the Company defines “international” as operations based outside of the United States and its possessions. Sales of international units were 14%, 13% and 11% of total sales in 2007, 2006 and 2005, respectively, with Canadian and United Kingdom markets representing approximately 63% collectively of the 2007 total. Long-lived assets of international subsidiaries were 15% of the consolidated total in 2007 and 2006, and 17% in 2005, with the Canadian and United Kingdom markets representing approximately 11% and 19%, respectively, of the 2007 total. Export sales directly to customers or through electric wholesalers from United States operations were $145.8 million in 2007, $131.2 million in 2006 and $120.6 million in 2005.
Note 21 — Quarterly Financial Data (Unaudited)
     The table below sets forth summarized quarterly financial data for the years ended December 31, 2007 and 2006 (in millions, except per share amounts):

	First		Second	Third	Fourth
	Quarter		Quarter	Quarter	Quarter
2007
Net Sales	$625.7		$640.8	$652.7	$614.7
Gross Profit	$173.0		$187.3	$194.6	$180.9
Net Income	$41.7		$53.3	$65.3	$48.0	(1)
Earnings Per Share — Basic	$0.70		$0.90	$1.12	$0.83
Earnings Per Share — Diluted	$0.69		$0.89	$1.10	$0.82
2006
Net Sales	$573.0		$603.2	$649.0	$589.0
Gross Profit	$158.5	(2)	$165.7	$180.9	$151.6
Net Income	$39.7	(2)	$41.6 (2)	$47.6 (2)	$29.2	(2)(3)
Earnings Per Share — Basic	$0.66		$0.68	$0.79	$0.49
Earnings Per Share — Diluted	$0.65		$0.67	$0.78	$0.48

(1)	Net Income in the fourth quarter of 2007 included an income tax benefit of $5.3 million related to the completion of IRS examinations for tax years 2004 and 2005.

(2)	In the first, second, third and fourth quarters of 2006, Net Income included $1.7 million, $1.4 million, $0.7 million and $3.7 million of pretax special charges, respectively. These charges relate to the integration of the Company’s lighting operations in the Electrical segment. Included in the amounts above are inventory write-down costs which are recorded in Cost of goods sold for the first quarter of 2006 of $0.2 million, thereby reducing Gross Profit on a pretax basis.

(3)	Net Income in the fourth quarter of 2006 includes a tax benefit of $1.9 million which reflects the full year benefit associated with the reinstatement of the Federal research and development tax credit.

Note 22 — Guarantees
     The Company accrues for costs associated with guarantees when it is probable that a liability has been incurred and the amount can be reasonably estimated. The most likely cost to be incurred is accrued based on an evaluation of currently available facts, and where no amount within a range of estimates is more likely, the minimum is accrued.
     The Company records a liability equal to the fair value of guarantees in the Consolidated Balance Sheet in accordance with FIN 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others”. As of December 31, 2007 and 2006, the fair value and maximum potential payment related to the Company’s guarantees were not material. The Company may enter into various hedging instruments which are subject to disclosure in accordance with FIN 45. As of December 31, 2007, the Company had 18 individual forward exchange contracts outstanding each for the purchase of $1.0 million U.S. dollars which expire through December 2008. These contracts were entered into in order to hedge the exposure to fluctuating rates of exchange on anticipated inventory purchases. These contracts have been designated as cash flow hedges in accordance with SFAS No. 133, as amended.
     The Company offers a product warranty which covers defects on most of its products. These warranties primarily apply to products that are properly used for their intended purpose, installed correctly, and properly maintained. The Company generally accrues estimated warranty costs at the time of sale. Estimated warranty expenses are based upon historical information such as past experience, product failure rates, or the number of units repaired or replaced. Adjustments are made to the product warranty accrual as claims are incurred or as historical experience indicates. The product warranty accrual is reviewed for reasonableness on a quarterly basis and is adjusted as additional information regarding expected warranty costs become known. Changes in the accrual for product warranties in 2007 are set forth below (in millions):

Balance at December 31, 2006	$4.2
Current year provision	2.9
Expenditures/other	(1.0)

Balance at December 31, 2007	$6.1

Note 23 — Subsequent Event
     On January 11, 2008, the Company acquired Kurt Versen, Inc. for approximately $100 million in cash. Located in Westwood, New Jersey, Kurt Versen, Inc. manufactures specification-grade lighting fixtures for a full range of office, commercial, retail, government, entertainment, hospitality and institution applications with annual sales of approximately $44 million. The acquisition enhances the Company’s position in the key spec-grade downlighting market and will be added to the Company’s Electrical segment.